Reaves Utility Income Fund N-CSR/A

Exhibit 99(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-282026 on Form N-2 of our report dated December 22, 2023, relating to the financial statements and financial highlights of Reaves Utility Income Fund (the “Fund”), appearing in the Annual Report on Form N-CSR for the year ended October 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 21, 2025